                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                                                                 SEC FILE NUMBER
                                                                 0-20129
                                 FORM 12b-25

                         NOTIFICATION OF LATE FILING

(Check One):  [ ]  Form 10-K & Form 10-KSB   [ ]  Form 20-F    [ ]  From 11-K
              [x]  Form 10-Q & Form 10-QSB   [ ]  Form N-SAR

                   For Period Ended: March 31, 1998
                   [    ]  Transition Report on Form 10-K
                   [    ]  Transition Report on Form 20-F
                   [    ]  Transition Report on Form 11-K
                   [    ]  Transition Report on From 10-Q
                   [    ]  Transition Report on From N-SAR
                   For the Transition Period Ended:

--------------------------------------------------------------------------------
    Read Instruction Sheet Before Preparing Form.  Please Print or Type.
--------------------------------------------------------------------------------

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates.
--------------------------------------------------------------------------------
PART I - REGISTRANT INFORMATION
--------------------------------------------------------------------------------
Full Name of Registrant
                             ChrisKen Growth & Income L.P. II
--------------------------------------------------------------------------------
Former Name if Applicable
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)
                             345 N. Canal Street, Suite 201
--------------------------------------------------------------------------------
City, State, and ZIP Code
                             Chicago, Illinois 60606
--------------------------------------------------------------------------------
PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to the Rule 12b-25(b), the following should be completed. (Check box if applicable.)

[x] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report, or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) the accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

--------------------------------------------------------------------------------
PART III - NARRATIVE
--------------------------------------------------------------------------------

State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and 10-QSB, N-SAR, or the transition report or portion thereof, could not be file within the prescribed time period.

     The delay of filing the Form 10-Q is due to the need to incorporate information regarding a May 15, 1998 event requiring disclosure in Part II -
item 1(Legal Proceedings).

--------------------------------------------------------------------------------
PART IV - OTHER INFORMATION
--------------------------------------------------------------------------------

(1) Name and telephone number of person to contact in regard to this notification.


     John F. Kennedy                 (312)                   454-1626
     ---------------             -----------           ------------------
     (Name)                      (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or such shorter period that the registrant was required to file such report(s) been filed ? If answer is no, identify reports(s).
                                                                 [x] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                 [ ] Yes [x] No


      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                      ChrisKen Growth & Income L.P. II
                (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:May 18, 1998                      By:  ChrisKen Income Properties, Inc. II,
                                            Managing General Partner

                                       By:  /s/ John F. Kennedy
                                          ------------------------
                                          Director and President

INSTRUCTIONS:  This form may be signed by an executive officer of the registrant or by any other dully authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representatives's authority to sign on behalf of the registrant shall be filed with the form.